Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Paul Surdez (609) 452-4807 www.covance.com

COVANCE REPORTS FOURTH QUARTER AND FULL-YEAR 2008 RESULTS

Princeton, New Jersey, January 28, 2009 – Covance Inc. (NYSE: CVD) today reported earnings for its fourth quarter ended December 31, 2008 of $0.72 per diluted share.  For the full-year, earnings per share were $3.08, up 13.3% year-on-year from $2.71 in 2007.  Excluding the gain on sale of Covance’s centralized ECG business from both years, earnings per share grew 14.5% to $3.03 in 2008 from $2.65 in 2007.

“As previously announced, reduced demand in our Early Development segment from a combination of a lower level of new project initiations and increased project delays in our toxicology and clinical pharmacology services led to a sequential decline in segment revenue and operating income,” said Joe Herring, Chairman and Chief Executive Officer.  “Demand for our Late-Stage Development services remained on-track in the fourth quarter, including revenue growth of 10.5% (13.5% excluding the impact of foreign exchange), operating margins of 19.6%, record orders, and a net book-to-bill exceeding 1.6 to 1.  On a consolidated basis, fourth quarter net revenues grew 6.7% (10.9% excluding the impact of foreign exchange), operating margin was 14.5%, and EPS was flat year-on-year (excluding the gain on sale from both periods).

“On the commercial front, adjusted net orders in the fourth quarter were $567 million ($555 million on an unadjusted basis), representing an adjusted book-to-bill ratio of 1.29 to 1.  Backlog grew 62% year-on-year to $4.33 billion. In addition, in the latter part of 2008, we secured two seven-year, sole source contracts for our central laboratory services from top-ten drug companies, under which orders will be recognized as new projects are awarded.

“On December 18 we released our targets for 2009, which outlined revenue growth of 5% to 10% over 2008 and earnings per share in the range of $3.00 to $3.20. These targets assumed demand for early development services begins to pick up between the second and third quarters of this year, late-stage backlog would continue to convert to revenue at historical rates, and foreign exchange rates would remain at budgeted levels throughout the year. Relative to these assumptions, we are off to a somewhat slower start in Early Development services and there continues to be significant volatility in the US dollar, although central laboratory kits are running ahead of budget. Balancing the slower start in Early Development with the ongoing strength of new orders and revenue flow in Late-Stage Development, we continue to maintain our full-year earnings targets.”

Consolidated Results

($ in millions except EPS)	4Q08	4Q07	Change	FY2008	FY2007	Change
Total Revenues	$463.8	$435.7		$1,827.1	$1,631.5
Less: Reimbursable Out-of-Pockets	$25.2	$24.7		$99.0	$85.1
Net Revenues	$438.6	$411.0	6.7%	$1,728.1	$1,546.4	11.7%
Operating Income	$63.5	$61.0	4.1%	$263.7	$228.6	15.3%
Operating Margin %	14.5%	14.8%		15.3%	14.8%
Net Income	$45.7	$50.9	(10.3)%	$196.8	$175.9	11.8%
Diluted EPS	$0.72	$0.78	(8.4)%	$3.08	$2.71	13.3%
Gain on Sale, net of tax	$0.1	$4.1		$2.6	$4.1
Net Income Excluding Gain on Sale	$45.6	$46.8	(2.5)%	$194.1	$171.8	13.0%
Diluted EPS Excluding Gain on Sale	$0.72	$0.72	(0.6)%	$3.03	$2.65	14.5%

Operating Segment Results

Early Development

($ in millions)	4Q08	4Q07	Change	FY2008	FY2007	Change
Net Revenues	$214.2	$207.9	3.1%	$844.8	$777.7	8.6%
Operating Income	$45.8	$51.5	(11.1)%	$205.4	$195.9	4.8%
Margin %	21.4%	24.8%		24.3%	25.2%

The Company’s Early Development segment includes nonclinical toxicology, analytical chemistry, clinical pharmacology services, and research products. Early Development net revenues for the fourth quarter of 2008 grew 3.1% year-over-year to $214.2 million, compared to $207.9 million in the fourth quarter of 2007.  Continued solid growth in analytical chemistry was offset by a decline in revenues in toxicology and clinical pharmacology. In addition, foreign exchange negatively impacted revenue growth in the quarter by approximately 520 basis points. For the full year 2008, net revenues increased 8.6% to $844.8 million compared to $777.7 million in 2007.

Operating income for the fourth quarter of 2008 declined 11.1% year-over-year to $45.8 million, compared to $51.5 million in the fourth quarter of last year. Operating margins for the fourth quarter of 2008 were 21.4% compared to 24.8% in the fourth quarter of 2007 and 25.5% last quarter.  Fourth quarter operating margins were impacted by a lower level of new project initiations and increased project delays in toxicology and clinical pharmacology.  Full year operating margins were 24.3% compared to 25.2% in the prior year.

Late-Stage Development

($ in millions)	4Q08	4Q07	Change	FY2008	FY2007	Change
Net Revenues	$224.4	$203.1	10.5%	$883.3	$768.8	14.9%
Operating Income	$44.0	$32.6	35.1%	$170.1	$128.1	32.8%
Margin %	19.6%	16.0%		19.3%	16.7%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, and commercialization services (periapproval services and market access services). Late-Stage Development net revenues for the fourth quarter of 2008 grew 10.5% to $224.4 million compared to $203.1 million in the fourth quarter of 2007. Excluding the impact of the sale of our ECG business, which was divested in November 2007 but remains in the comparison year, Late-Stage Development revenue growth was 12.9%.  Growth was again led by central laboratory and clinical development.  Foreign exchange negatively impacted revenue growth in the quarter by approximately 300 basis points.  Full year Late-Stage Development net revenues grew 14.9% to $883.3 million compared to $768.8 million in 2007.

Operating income for the fourth quarter of 2008 was $44.0 million compared to $32.6 million in the fourth quarter of the prior year. Operating margins for the fourth quarter of 2008 increased to 19.6% from 16.0% in the fourth quarter of 2007 and on strong performances in clinical development and in central laboratory services. Full year operating margins were 19.3% compared to 16.7% in the prior year.

Corporate Information

The Company’s backlog at December 31, 2008 grew 61.5% year-over-year to $4.33 billion compared to $2.68 billion at December 30, 2007. Foreign exchange negatively impacted sequential backlog growth by approximately $30 million.  Adjusted net orders (net orders adjusted for dedicated capacity contracts) were $567 million in the fourth quarter of 2008 and $2.15 billion for the full year.

Corporate expenses totaled $26.3 million in the fourth quarter of 2008 compared to $29.2 million last quarter and $23.0 million in the fourth quarter of last year.  Full-year corporate expenses totaled $111.9 million compared to $95.4 million in the prior year.  We expect corporate expenses to average between 6.0% and 7.0% of revenues going forward as we continue to make investments in infrastructure to enhance our ability to manage future growth.

Cash and cash equivalents at December 31, 2008 were $221 million compared to $209 million at September 30, 2008 and $319 million at December 31, 2007. At December 31, 2008, short-term debt totaled $50 million. In October, the Company borrowed $50 million to finance the purchase of the Greenfield, Indiana campus from Eli Lilly.

Net Days Sales Outstanding (DSO) decreased significantly to 37 days at December 31, 2008 compared to 41 days at September 30, 2008 and 36 days at December 31, 2007.

Free cash flow (defined as operating cash flow less capital expenditures) for the fourth quarter was $0.2 million, consisting of operating cash flow of $113 million less capital expenditures of $113 million, which includes the $50 million to purchase the Greenfield, Indiana campus. Free cash flow for full year 2008 was negative $33 million, consisting of operating cash flow of $286 million less capital expenditures of $319 million.  In 2009, we expect free cash flow to be approximately $90 million and capital expenditures to be approximately $200 million.  The free cash flow target for 2009 assumes DSO at 40 days.

The effective tax rate in the fourth quarter of 2008 was 28.5%.  The effective tax rate for 2009 is expected to increase slightly, to approximately 29.0%.

The Company’s investor conference call will be webcast on January 29 at 9:00 am EDT. Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.7 billion, global operations in more than 20 countries, and more than 9,600 employees worldwide. Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2008 AND 2007

(Dollars in thousands, except per share data)

	Three Months Ended December 31				Years Ended December 31
	2008		2007		2008		2007
	(UNAUDITED)

Net revenues	$438,645		$410,966		$1,728,098		$1,546,419
Reimbursable out-of-pockets	25,190		24,736		98,969		85,097
Total revenues	463,835		435,702		1,827,067		1,631,516

Costs and expenses:
Cost of revenue	294,679		273,874		1,142,697		1,017,686
Reimbursed out-of-pocket expenses	25,190		24,736		98,969		85,097
Selling, general and administrative	61,071		58,918		250,180		233,890
Depreciation and amortization	19,399		17,182		71,571		66,197
Total costs and expenses	400,339		374,710		1,563,417		1,402,870

Income from operations	63,496		60,992		263,650		228,646

Other (income) expense, net:
Interest income, net	(833)		(3,030)		(6,461)		(9,801)
Foreign exchange transaction loss (gain), net	674		(1,137)		(142)		(1,375)
Gain on sale of business	(143)		(6,590)		(4,070)		(6,590)
Other income, net	(302	)(a)	(10,757	)(b)	(10,673	)(c)	(17,766	)(b)

Income before taxes and equity investee earnings	63,798	(a)	71,749	(b)	274,323	(c)	246,412	(b)

Taxes on income	18,195	(a)	21,608	(b)	79,415	(c)	72,934	(b)

Equity investee earnings	75		768		1,852		2,451

Net income	$45,678	(a)	$50,909	(b)	$196,760	(c)	$175,929	(b)

Basic earnings per share	$0.72	(a)	$0.80	(b)	$3.12	(c)	$2.76	(b)

Weighted average shares outstanding - basic	63,188,155		63,834,768		63,096,155		63,747,732

Diluted earnings per share	$0.72	(a)	$0.78	(b)	$3.08	(c)	$2.71	(b)

Weighted average shares outstanding - diluted	63,647,684		64,921,515		63,981,505		64,820,406

(a) Includes the impact of a $143 gain on sale of Cardiac Safety Services ($93 net of tax) during the fourth quarter of 2008.

(b) Includes the impact of a $6,590 gain on sale of Cardiac Safety Services ($4,152 net of tax) during the fourth quarter of 2007.

(c) Includes the impact of a $4,070 gain on sale of Cardiac Safety Services ($2,646 net of tax) during the year ended 2008.

Excluding the impact of the gain on sale of business:

Income before taxes and equity investee earnings	$63,655	$65,159	$270,253	$239,822

Taxes on income	$18,145	$19,170	$77,991	$70,496

Net income	$45,585	$46,757	$194,114	$171,777

Basic earnings per share	$0.72	$0.73	$3.08	$2.69

Diluted earnings per share	$0.72	$0.72	$3.03	$2.65

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

(Dollars in thousands)

	December 31	December 31
	2008	2007

ASSETS
Current Assets:
Cash & cash equivalents	$221,334	$319,485
Accounts receivable, net	228,951	217,657
Unbilled services	112,719	88,835
Inventory	68,206	54,788
Deferred income taxes	15,029	7,825
Prepaid expenses and other current assets	91,451	81,467
Total Current Assets	737,690	770,057

Property and equipment, net	860,957	646,040
Goodwill, net	105,486	105,486
Other assets	48,955	38,602

Total Assets	$1,753,088	$1,560,185

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$41,887	$32,252
Accrued payroll and benefits	104,607	95,313
Accrued expenses and other current liabilities	86,521	66,838
Unearned revenue	162,556	144,870
Short-term debt	50,000	—
Income taxes payable	14,224	18,887
Total Current Liabilities	459,795	358,160

Deferred income taxes	51,385	32,562
Other liabilities	47,059	59,275
Total Liabilities	558,239	449,997

Stockholders’ Equity:
Common stock	754	746
Paid-in capital	551,598	492,373
Retained earnings	1,129,569	933,106
Accumulated other comprehensive income	(13,975)	24,154
Treasury stock	(473,097)	(340,191)
Total Stockholders’ Equity	1,194,849	1,110,188

Total Liabilities and Stockholders’ Equity	$1,753,088	$1,560,185

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

(Dollars in thousands)

	Years Ended December 31
	2008	2007
Cash flows from operating activities:
Net income	$196,760	$175,929
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,571	66,197
Non-cash compensation expense associated with employee benefit and stock compensation plans	25,389	26,508
Deferred income tax provision (benefit)	9,343	(4,903)
Gain on sale of business	(4,070)	(6,590)
Loss (gain) on sale of property and equipment	1,064	(1,346)
Equity investee earnings	(1,852)	(2,451)
Changes in operating assets and liabilities, net of businesses acquired and sold:
Accounts receivable	(11,294)	(16,847)
Unbilled services	(23,884)	304
Inventory	(13,418)	(5,336)
Accounts payable	9,635	(2,836)
Accrued liabilities	26,952	37,153
Unearned revenue	17,686	35,392
Income taxes payable	(2,702)	9,310
Other assets and liabilities, net	(15,023)	(16,954)
Net cash provided by operating activities	286,157	293,530

Cash flows from investing activities:
Capital expenditures	(318,928)	(201,037)
Proceeds from sale of business	4,070	35,200
Minority equity investment	(3,136)	—
Other, net	385	322
Net cash used in investing activities	(317,609)	(165,515)

Cash flows from financing activities:
Net borrowings under revolving credit facility	50,000	—
Stock issued under employee stock purchase and option plans	31,500	33,423
Purchase of treasury stock	(132,906)	(66,356)
Net cash used in financing activities	(51,406)	(32,933)

Effect of exchange rate changes on cash	(15,293)	4,593

Net change in cash and cash equivalents	(98,151)	99,675

Cash and cash equivalents, beginning of period	319,485	219,810

Cash and cash equivalents, end of period	$221,334	$319,485